EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Delaware Group® Cash Reserve of our report dated May 18, 2018, relating to the financial statements and financial highlights, which appears in Delaware Investments Ultrashort Fund’s Annual Report on Form N-CSR for the year ended March 31, 2018. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements“ in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
July 25, 2018